Exhibit 99.1

MARATHON OIL CORPORATION REPORTS FIRST QUARTER 2004 RESULTS

HOUSTON, April 27 -- Marathon Oil Corporation (NYSE: MRO) today reported first quarter 2004 net income of $258 million, or $0.83 per diluted share. Net income in the first quarter 2003 was $307 million, or $0.99 per diluted share. No special items were incurred in the first quarter 2004 or 2003.

Earnings Highlights
	Quarter ended March 31
(Dollars in millions, except per diluted share data)	2004	2003
Net income	$258	$307
Net income - per diluted share	$0.83	$0.99
Revenues and other income	$10,693	$10,099

Key Events

  Marathon Agrees to Acquire Ashland's Interest in Marathon Ashland Petroleum LLC (MAP)

- Transaction expected to close during the fourth quarter of this year

- Successfully completed associated equity offering generating proceeds of $1 billion
  Realized Continued Exploration Success with Three Discoveries out of Three Significant Wells Drilled
  Strengthened Core Areas
    On track to sanction Alvheim development during second half of 2004
    Progressing Equatorial Guinea expansion projects
  Advanced Integrated Gas Strategy
    Equatorial Guinea liquefied natural gas (LNG) project nears final investment decision
    Contracted for three LNG cargos under terms of Elba Island LNG terminal regas agreement
    Commenced production of ultra-clean transportation fuels from gas-to-liquids (GTL) demonstration plant
  Strengthened MAP Assets
    Completed Catlettsburg, Kentucky, refinery repositioning project
    Increased crude oil capacity at Garyville, Louisiana, refinery
    Completed significant planned maintenance at Garyville, Louisiana; Catlettsburg, Kentucky; and Canton, Ohio, refineries ahead of heavy U.S. driving season
    Positioned to run refineries at or above historical levels on average for entire year

"During the first quarter of 2004, we continued to focus and execute on our key business strategies, including adding value through integration. Most significantly, we recently announced an agreement to acquire the minority interest in MAP, our top quartile U.S. refining, marketing and transportation joint venture," said Marathon Oil Corporation President and CEO Clarence P. Cazalot, Jr. "In addition to our bullish outlook on Midwest refining and the value we will gain through this acquisition, owning 100 percent of MAP will provide us the financial and strategic flexibility to capture and fund our many growth opportunities across the value chain. Marathon is well positioned for profitable growth with a high quality portfolio of ongoing exploration successes, expanding new core areas, attractive integrated gas projects, downstream opportunities and several high impact strategic options, such as our planned reentry into Libya."

Overall, Marathon's first quarter 2004 results were lower than those of the comparable period of 2003 as a result of reduced production due to the company's 2003 non-core asset sales program, and lower refining and wholesale marketing margins. With the majority of 2004 planned refinery turnarounds complete for the year, MAP is well positioned for the heavy U.S. driving season and on-target to operate at or above average historic refining capacity levels for the entire year. To date in the month of April, MAP has averaged refinery crude oil throughput of approximately 980,000 barrels per day (bpd).

Acquisition of Minority Interest in MAP

Marathon announced in mid-March that it entered into an agreement with Ashland Inc. to acquire Ashland's 38 percent minority interest in MAP in a transaction valued at $2.93 billion. As part of the transaction, Marathon will acquire certain other complementary Ashland businesses for additional consideration of approximately $94 million. The transaction is expected to close in the fourth quarter of this year and is contingent upon a number of conditions, including a favorable tax ruling from the U.S. Internal Revenue Service as to the tax-free nature of the transaction, Ashland shareholder approval, Ashland public debt holder consents and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act.

MAP is the largest refiner in the Midwest and fifth largest U.S. refiner with seven refineries with a total capacity of 948,000 barrels of crude oil per day. The company has nearly 8,000 miles of pipeline that it owns, operates or leases. It also markets through a network of nearly 6,000 retail outlets under the Marathon, Speedway, SuperAmerica and Pilot Travel Center brands.

Marathon successfully completed an equity offering generating net proceeds of $1 billion. The company intends to use the proceeds to help retire debt it expects to assume in connection with the transaction or to retire currently outstanding long-term debt.

Exploration Success

During the first quarter, Marathon continued its exploration success with discoveries in Norway, Angola and the Gulf of Mexico.

In Norway, the company's 2004 exploration program had a successful start with the company-operated Hamsun discovery. The discovery well and three sidetracks encountered oil and gas. The well is located in production license (PL) 150, which is approximately 136 miles from Stavanger, Norway, in 403 feet of water on the Norwegian continental shelf and approximately six miles south of the Alvheim area. The Hamsun well builds upon Marathon's successful 2003 Norwegian drilling program, which resulted in three discoveries. Well results are being used to evaluate a reservoir management strategy for the Hamsun accumulation, including a possible tie-back to the Alvheim development. Marathon is the operator of PL150, holding a 65 percent working interest.

Offshore Angola, Marathon participated in the second oil discovery on Block 32. The Canela-1 discovery announced earlier this month is the fifth success in Marathon's significant deepwater Angola exploration program on Blocks 31 and 32. The well was drilled to a total depth of 11,975 feet and successfully tested at a rate of 6,800 barrels of light oil per day. The Canela discovery, along with the nearby Gindungo discovery moves Block 32, in which Marathon holds a 30 percent interest, closer to a commercial development. The next well in Angola will be drilled on Block 32 and should spud midyear.

Currently, Marathon and its partners in the Neptune Unit are evaluating results from the recently completed Neptune-7 appraisal well along with data from the other Neptune wells to assess development options for the field. The Neptune-7 well, drilled in 6,257 feet of water, reached a total depth of 18,714 feet and encountered a net oil column of approximately 114 feet. Pre-feasibility studies into the development of the Neptune resources are progressing and are expected to be completed by the end of this year. Marathon holds a 30 percent interest in the Neptune Unit. Additionally, the company plans to spud a well midyear on the Marathon operated Kansas prospect, which is approximately nine miles northeast of the Neptune discovery.

Offshore Equatorial Guinea, the company has reached total depth and is currently conducting production tests on a well on the Deep Luba prospect. Marathon is operator of the well and holds a 63 percent interest.

Strengthened Core Areas

As part of Marathon's commitment to invest in core areas with significant value growth potential, the company progressed sanctioning of the Alvheim development offshore Norway and advanced its Equatorial Guinea expansion projects.

During the first quarter, Marathon and its Alvheim partners continued to move forward with development plans for the area. In February, the Alvheim group signed a purchase and sale agreement with Statoil, under which the companies will acquire Statoil's Odin multipurpose shuttle tanker. The purchase is contingent upon certain conditions including the partners' approval of the development of the Alvheim area and the subsequent approval of the plan of development and operation by Norwegian authorities.

The Alvheim area comprises the Kneler and Boa discoveries and the previously undeveloped Kameleon accumulation. Marathon is the Alvheim area operator, holding a 65 percent working interest. Marathon and its partners plan to submit an Impact Assessment to the Norwegian regulatory authorities for the Alvheim development by the end of April and a plan of development and operation midyear. Approval of the plan of development and operation is anticipated during the second half of 2004, and first production is expected during 2006.

It is anticipated that additional discoveries, such as the Klegg discovery, in which Marathon holds a 46.9 percent working interest, will potentially be tied back to the Alvheim infrastructure. Production from a combined Alvheim/Klegg development is expected to ramp up to more than 50,000 net bpd during 2007.

In Equatorial Guinea, Marathon's Phase 2A condensate expansion project is on-stream, ramping up and expected to reach full capacity near the end of May this year. Phase 2A will increase total liquids production from approximately 20,000 gross bpd to approximately 57,000 gross bpd (32,000 bpd net to Marathon). This project also has eliminated the need to flare gas, preserving the resource while reducing emissions associated with flaring.

The Phase 2B liquefied petroleum gas (LPG) expansion project is expected to start-up late this year or early 2005. To date, all major equipment has been installed. Upon completion of Phase 2B, gross liquids production will increase from approximately 57,000 bpd to approximately 79,000 bpd (44,500 bpd net to Marathon).

Advanced Integrated Gas Strategy

Marathon advanced its integrated gas strategy which is based upon linking parts of the world's substantial stranded gas reserves with the growing markets for this premium energy source.

Marathon, along with the Government of Equatorial Guinea and GEPetrol, the National Oil Company of Equatorial Guinea, and upstream partners, signed agreements at the end of March for the upstream gas supply, the LNG concession agreement setting forth fiscal terms and authorizing the project, and the shareholder agreement for the newly formed Equatorial Guinea train 1 operating company. Final investment decision for the proposed project is expected soon. Preparations for the construction of the first LNG train are progressing on schedule with site preparation, accommodation and equipment mobilization.

Marathon will soon deliver the first of three contracted LNG cargos sourced from Trinidad, subject to terms of the company's Elba Island, Georgia, LNG terminal regasification agreement. Under the terms of the agreement, Marathon can supply up to 58 billion cubic feet of natural gas (as LNG) per year, for approximately 17 years, using Elba Island terminal facilities and pricing.

During the first quarter, Marathon along with Syntroleum announced the first shipment of synthetic diesel fuel from the Port of Catoosa GTL plant to the U.S. Government for fleet vehicle demonstrations. The Catoosa GTL facility further supports the basis of design for Marathon's proposed GTL and gas processing project in Qatar.

Strengthened MAP Assets

In the refining, marketing and transportation (downstream) segment, MAP remained focused on maintaining its top quartile position in the U.S. downstream business, by expanding and enhancing its refinery assets.

The Catlettsburg refinery multi-year improvement project was completed during the first quarter. At a cost of approximately $440 million, the project improves product yields and lowers overall refinery costs while making gasoline with less than 30 parts per million of sulfur, which allows MAP to meet Tier II gasoline regulations that became effective on January 1, 2004.

MAP increased its overall crude oil capacity during the first quarter from 935,000 bpd to 948,000 bpd after completing a planned turnaround and expansion project at the Garyville, Louisiana, refinery where its total crude oil capacity increased from 232,000 bpd to 245,000 bpd. This is the first increase in crude distillation capacity since MAP was formed in 1998.

In addition to the planned turnaround at Garyville, MAP also performed planned turnarounds at its Catlettsburg, Kentucky, and Canton, Ohio, refineries during the first quarter. Because most of this planned turnaround work involved the crude units at these refineries, MAP's crude oil throughputs averaged only 789,000 bpd in the first quarter of 2004. With the majority of the 2004 planned turnarounds now complete, MAP expects its average crude oil throughput for the total year 2004 to be at or above historical levels.

Segment Results

Total segment income was $542 million in first quarter 2004, compared with $587 million in first quarter 2003.

Exploration and Production

Upstream segment income totaled $478 million in first quarter 2004, compared to $515 million in first quarter 2003. The decrease was primarily due to lower natural gas volumes and prices and liquid hydrocarbon prices, partially offset by lower derivative related losses in the current quarter.

United States upstream income was $306 million in first quarter 2004, compared to $361 million in first quarter 2003. The decrease was primarily due to lower liquid hydrocarbon volumes primarily resulting from the sale of the Yates field and lower natural gas volumes and prices. These decreases were partially offset by lower exploration expense. Derivative losses totaled $17 million in first quarter 2004, compared to $46 million in first quarter 2003.

International upstream income was $172 million in first quarter 2004, compared to $154 million in first quarter 2003. The increase is primarily a result of higher liquid hydrocarbon volumes and natural gas prices partially offset by lower liquid hydrocarbon prices and lower natural gas volumes. The higher liquid hydrocarbon volumes are mainly attributable to the acquisition of Khanty Mansiysk Oil Corporation (KMOC) and increased production from Phase 2A in Equatorial Guinea. Derivative gains totaled $9 million in the first quarter of 2004, compared to losses of $6 million in the first quarter of 2003. Derivatives included gains of $14 million in the first quarter of 2004, compared to losses of $2 million in the first quarter of 2003, related to long-term gas contracts in the United Kingdom that are accounted for as derivative instruments and marked-to-market.

Marathon continues to estimate its 2004 production will average 365,000 barrels of oil equivalent per day, excluding the effect of any acquisitions or dispositions.

Refining, Marketing and Transportation

Downstream segment income was $49 million in first quarter 2004 versus segment income of $70 million in first quarter 2003 due to a lower refining and wholesale marketing margin. The refining and wholesale marketing margin in the first quarter of 2004 averaged 3.4 cents per gallon, versus the first quarter of 2003 level of 4.1 cents. The reduction in first quarter 2004 refining and wholesale marketing margin was primarily due to increased manufacturing expenses MAP incurred at its Catlettsburg refinery to complete the repositioning project and increased maintenance work associated with the planned turnaround at MAP's Canton, Ohio, refinery. In addition, the wholesale marketing margins, especially for non-light products production, were compressed in the first quarter of 2004 compared to the first quarter of 2003 primarily due to the increase in crude oil prices throughout the first quarter of 2004 and the differential between the price of light products on the U. S. Gulf Coast and the Midwest was much lower than the same quarter last year.

Integrated Gas

Integrated gas segment income was $15 million in first quarter 2004 compared with $2 million in first quarter 2003. The increase was primarily the result of increased margins in gas marketing activities, including mark-to-market changes in derivatives used to support those activities.

The company will conduct a conference call on first quarter results on April 27, 2004, at 2 p.m. EDT. To listen to the Web cast of the conference call, visit the Marathon Web site at www.marathon.com. Replays of the Web cast will be available through May 11, 2004. Quarterly financial and operational information is also provided on our Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

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This release contains forward-looking statements with respect to the timing and levels of the company's worldwide liquid hydrocarbon and natural gas and condensate production and sales, future exploration and drilling activity, the Phase 2B LPG expansion project, a LNG project, and the proposed acquisition of Ashland's 38 percent interest in MAP. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, and the exploration and drilling activities include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, occurrence of acquisitions/dispositions of oil and gas properties, regulatory constraints, timing of commencing production from new wells, drilling rig availability, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Some factors that could affect the Phase 2B LPG expansion projects include unforeseen problems arising from construction and unforeseen hazards such as weather conditions. Factors that could affect the proposed LNG project include satisfaction of remaining conditions necessary for final investment decision, inability or delay in obtaining necessary government and third party approvals, unanticipated changes in market demand or supply, environmental issues, availability or construction of sufficient LNG vessels, and unforeseen hazards such as weather conditions. Some factors that could affect the proposed acquisition of Ashland's 38 percent interest in MAP include a favorable tax ruling from the U.S. Internal Revenue Service, opinions of outside tax counsel, Ashland shareholder approval, Ashland public debt holder consents, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act, and updated Ashland solvency opinions. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2003 and subsequent Forms 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Marathon, Ashland, New EXM Inc. and ATB Holdings Inc. will file a proxy statement/prospectus with the U.S. Securities and Exchange Commission in connection with the proposed acquisition by Marathon of Ashland's 38 percent interest in MAP. Investors and security holders are urged to read that document, when it becomes available, because it will contain important information. Investors and security holders may obtain a free copy of that document (when it is available) and other documents filed by Marathon, Ashland, New EXM Inc. and ATB Holdings Inc. with the SEC at the SEC's web site at www.sec.gov. The proxy statement/prospectus and other documents filed by Marathon may also be obtained for free from Marathon by calling Investor Relations at 713-296-4171.

Media Contacts: Paul Weeditz 713-296-3910
Susan Richardson 713-296-3915

Investor Relations: Ken Matheny 713-296-4114
Howard Thill 713-296-4140

Condensed Consolidated Statement of Income (unaudited)
	1st Quarter Ended March 31
(Dollars in millions, except per diluted share data)	2004	2003
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$10,652	$10,032
Income from equity method investments	27	48
Net gains on disposal of assets	2	2
Gain on ownership change in Marathon Ashland Petroleum LLC	--	4
Other income	12	13
Total revenues and other income	10,693	10,099
Costs and Expenses:
Cost of revenues (excludes items shown below)	8,523	7,909
Consumer excise taxes	1,052	1,016
Depreciation, depletion and amortization	302	292
Selling, general and administrative expenses	230	207
Other taxes	83	80
Exploration expenses	25	48
Total costs and expenses	10,215	9,552
Income from Operations	478	547
Net interest and other financial costs	38	66
Minority interest in income of Marathon Ashland Petroleum LLC	17	30
Income from Continuing Operations before Income Taxes	423	451
Provision for income taxes	165	166
Income from Continuing Operations	258	285
Discontinued Operations
Income from discontinued operations	--	18
Income Before Cumulative Effect of Changes in Accounting Principles	258	303
Cumulative effect of changes in accounting principles	--	4
Net Income	$258	$307

Income from Continuing Operations
Per share - basic and diluted	$0.83	$0.92
Net income
Per share - basic and diluted	$0.83	$0.99
Dividends paid per share	$0.25	$0.23
Weighted average shares, in thousands
Basic	310,196	309,915
Diluted	311,685	309,961

The following notes are an integral part of this Consolidated Statement of Income.

Selected Notes to Financial Statement (unaudited)

  Marathon Oil Corporation (Marathon) is engaged in worldwide exploration and production of crude oil and natural gas; domestic refining, marketing and transportation of crude oil and petroleum products primarily through its 62 percent owned subsidiary, Marathon Ashland Petroleum LLC; and integrated gas.

  Effective January 1, 2004, Marathon realigned its segment reporting to reflect a new business segment, Integrated Gas. This segment includes Marathon's Alaska LNG operations, Equatorial Guinea methanol operations, and certain other natural gas marketing and transportation activities, along with expenses related to the continued development of an integrated gas business. These activities were previously reported in the Other Energy Related Businesses ("OERB") segment, which has been eliminated. Crude oil marketing and transportation activities and costs associated with a GTL demonstration plant, previously reported in OERB, are now reported in the E&P segment. Refined product transportation activities not included in MAP, also previously reported in OERB, are now reported in the RM&T segment. First quarter 2003 information has been restated to reflect the new segment structure.

Preliminary Supplemental Statistics (unaudited)
		1st Quarter Ended March 31
(Dollars in millions, except as noted)	2004	2003
Income from Operations(a)
Exploration & Production
United States	$306	$361
International	172	154
E&P Segment Income	478	515
Refining, Marketing & Transportation(b)	49	70
Integrated Gas	15	2
Segment Income	$542	$587
Items not allocated to segments:
Administrative Expenses	$(64)	(44)
Gain (loss) on Ownership Change - MAP	--	4
Income From Operations	$478	$547
Capital Expenditures(a)
Exploration & Production	$172	$217
Refining, Marketing & Transportation	135	131
Integrated Gas	35	8
Corporate	2	1
Total	$344	$357
Exploration Expense
United States	$8	$38
International	17	10
Total	$25	$48
Operating Statistics
Net Liquid Hydrocarbon Production(mbpd)(c)
United States	91.8	117.7
Europe	45.0	49.2
Other International	16.1	1.6
West Africa	31.0	18.2
Total International	92.1	69.0
Worldwide Continuing Operations	183.9	186.7
Discontinued Operations	--	4.3
Worldwide	183.9	191.0
Net Natural Gas Production(mmcfd)(c)(d)
United States	701.4	778.0
Europe	358.6	387.5
West Africa	76.3	72.6
Total International	434.9	460.1
Worldwide Continuing Operations	1,136.3	1,238.1
Discontinued Operations	--	98.7
Worldwide	1,136.3	1,336.8
Total production (mboepd)	373.3	413.8

Preliminary Supplemental Statistics (unaudited) (continued)
1st Quarter Ended March 31
(Dollars in millions, except as noted)	2004	2003
Operating Statistics (continued)
Average Sales Prices (excluding derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$29.74	$29.91

Europe	31.10	31.19
Other International	17.71	32.13
West Africa	29.48	28.83
Total International	28.22	30.59
Worldwide Continuing Operations	28.98	30.16
Discontinued Operations	--	31.20
Worldwide	$28.98	$30.19

Natural Gas ($ per mcf)
United States	$4.71	$5.38

Europe	4.14	3.37
West Africa	.24	.25
Total International	3.46	2.88
Worldwide Continuing Operations	4.23	4.45
Discontinued Operations	--	6.15
Worldwide	$4.23	$4.57

Average Sales Prices (including derivative gains and losses)
Liquid Hydrocarbons ($ per bbl)
United States	$28.09	$28.94

Europe	30.11	30.32
Other International	17.59	32.13
West Africa	29.48	28.83
Total International	27.71	29.97
Worldwide Continuing Operations	27.90	29.32
Discontinued Operations	--	31.20
Worldwide	$27.90	$29.36

Natural Gas ($ per mcf)
United States	$4.66	$4.86

Europe	4.56	3.30
West Africa	.24	.25
Total International	3.80	2.82
Worldwide Continuing Operations	4.33	4.10
Discontinued Operations	--	6.15
Worldwide	$4.33	$4.25

Preliminary Supplemental Statistics (unaudited) (continued)
		1st Quarter Ended March 31
(Dollars in millions, except as noted)	2004	2003
MAP
Refinery Runs (mbpd)
Crude Oil Refined	788.6	853.1
Other Charge and Blend Stocks	196.2	96.4
Total	984.8	949.5
Refined Product Yields(mbpd)
Gasoline	552.2	483.4
Distillates	234.8	257.5
Propane	19.8	19.1
Feedstocks and Special Products	108.0	105.6
Heavy Fuel Oil	26.8	18.0
Asphalt	57.0	65.7
Total	998.6	949.3
Refined Product Sales Volumes(mbpd)	1,307.3	1,280.2
Matching buy/sell volumes included in refined product sales volumes (mbpd)	79.6	78.3
Refining and Wholesale Marketing Margin(e)(f)	$0.0344	$0.0408
Speedway SuperAmerica LLC
Number of SSA retail outlets	1,773	2,005
SSA Gasoline and Distillate Sales(g)	763	829
SSA Gasoline and Distillate Gross Margin(e)	$0.1145	$0.1166
SSA Merchandise Sales	$521	$522
SSA Merchandise Gross Margin	$132	$133

(a) In January 2004, Marathon changed its business segments to fully reflect all the operations of the integrated gas strategy within a single segment and has realigned its segment reporting to reflect a new business segment, Integrated Gas. Segment income and capital expenditures for previous quarters in 2003 have been revised to reflect this change.

(b) Includes MAP at 100%. RM&T segment income includes Ashland's 38% interest in MAP of $18 million and $31 million in the first quarter 2004 and 2003, respectively.

(c) Amounts reflect production after royalties, excluding the U.K., Ireland and the Netherlands where amounts are before royalties.

(d) Includes gas acquired for injection and subsequent resale of 22.0 mmcfd and 29.7 mmcfd in the first quarter 2004 and 2003, respectively.

(e) Per gallon

(f) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation.

(g) Millions of gallons